PRESS RELEASE

LAS VEGAS, NEVADA, August 13, 2013 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the second quarter ended June 30, 2013.

Net revenue was $88.4 million for the second quarter ended June 30, 2013 compared to $87.7 million for the second quarter of 2012, an increase of 0.8%. ACEP reported second quarter Net Income of $0.1 million compared to a Net Loss of $2.8 million in the second quarter of 2012. Adjusted EBITDA increased 10.3% to $19.3 million for the second quarter of 2013 compared to $17.5 million for the second quarter of 2012. Adjusted EBITDA Margin also increased to 21.8% compared to 20.0% in 2012.

Our second quarter revenue benefitted from higher gaming revenue at the Arizona Charlie’s properties and at the Aquarius. However, we were negatively impacted by lower hotel occupancy and casino revenue at Stratosphere. The increase in revenue combined with our ability to effectively manage our expenses resulted in an increase in Adjusted EBITDA and Adjusted EBITDA margin. In addition, there were some large expenses that negatively impacted Adjusted EBITDA in 2012 that did not occur in 2013. In the second quarter of 2012, we spent approximately $485,000 on large repair projects at Decatur and Aquarius and incurred approximately $250,000 in sales tax audit assessments at Stratosphere. In 2013, ACEP Interactive, our licensed internet gaming subsidiary, spent approximately $195,000 during the second quarter to operate acePLAYPoker.com. During the second quarter of 2012, net income was negatively impacted by a $1.1 million charge related to the early redemption of 5% of the aggregate principal amount of our 11% Senior Secured Notes. Approximately $737,000 of the charge was non-cash.

The Stratosphere – Stratosphere’s net revenue decreased 1.2% due to lower occupancy in the hotel. The decrease in occupancy was primarily the result of a 65.6% decrease in rooms sold in the tour and travel segment. Stratosphere increased its rooms sold in the casino and DMO segment. Casino revenue per occupied room increased 7.1%, however, due to lower performance in the non-rated gaming segment, casino revenue decreased 3.5%. Non-gaming revenue was flat due to increases of 2.2% in food and beverage and 2.5% in the tower. Through expense management, Stratosphere increased both Adjusted EBITDA and Adjusted EBITDA margin.

Arizona Charlie’s – The Arizona Charlie’s net revenue increased 2.6% in the second quarter. Most of the increase was attributable to higher slot and bingo revenues in the casino division and higher hotel and food and beverage revenues. Slot and bingo revenues increased due primarily to higher hold with relatively flat volumes. The increase in hotel revenue was due to increased occupancy and average daily room rates and food and beverage revenues increased due to higher covers. Due to the increase in revenue and expense management, Adjusted EBITDA and Adjusted EBITDA margin increased at both Arizona Charlie’s properties.

The Aquarius – The Aquarius’ second quarter revenues increased 2.9% in the second quarter. The increase in net revenue was driven by a 4.2% increase in casino revenue and a 3.7% increase in hotel revenues. Food and beverage revenues declined 7.9% for the second quarter of 2013. The decrease in revenues was due largely to the use of a temporary limited service coffee venue while a permanent one is under construction. Due to the increase in revenue and expense management Adjusted EBITDA and Adjusted EBITDA margin increased.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

Financial Statistics as of June 30, 2013:
• Cash	$72.7	million
• Book value of Debt, including capital leases, net of unamortized discount	$333.3	million
• Capital expenditures	$5.9	million

On July 3, 2013, we issued $215 million of First Lien Term Loans and $120 million of Second Lien Term Loans. The proceeds from the First Lien Term Loans and Second Lien Term Loans were used to redeem our outstanding 11% Senior Secured Notes. We anticipate that the new loan structure will lower interest expense and allow us to reduce debt.

Conference Call Information:

We will hold our second quarter 2013 earnings conference call, Tuesday, August 13, 2013 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 800-768-6569 (US/Canada toll-free). The pass code is 8219163. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$50.7	$50.1	$104.5	$104.1
Hotel	17.9	17.8	32.6	33.4
Food and beverage	17.8	17.6	34.9	34.1
Tower, retail, entertainment and other	8.5	8.4	16.1	16.1
Gross revenues	94.9	93.9	188.1	187.7
Less promotional allowances	6.5	6.2	13.3	12.8
Net revenues	88.4	87.7	174.8	174.9

Costs and expenses:
Casino	16.1	16.3	32.8	33.1
Hotel	8.5	9.1	16.4	17.3
Food and beverage	13.5	13.3	26.7	25.7
Other operating expenses	2.9	2.9	5.6	5.7
Selling, general and administrative	28.4	28.9	58.1	57.6
Pre-opening costs	-	-	0.1	-
Depreciation and amortization	8.0	8.3	16.3	16.9
Total costs and expenses	77.4	78.8	156.0	156.3
Income from operations	$11.0	$8.9	$18.8	$18.6

EBITDA Reconciliation:
Net income (loss)	$0.1	$(2.8)	$(2.9)	$(4.2)
Interest expense	10.9	10.6	21.7	21.7
Depreciation and amortization	8.0	8.3	16.3	16.9
EBITDA	$19.0	$16.1	$35.1	$34.4

 Numbers may vary due to rounding.

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	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$0.1	$(2.8)	$(2.9)	$(4.2)
Interest expense	10.9	10.6	21.7	21.7
Depreciation and amortization	8.0	8.3	16.3	16.9
Gain on disposal of assets	-	-	-	-
Pre-opening costs	-	-	0.1	-
Management fee - related party	0.3	0.3	0.5	0.5
Loss on debt redemption	-	1.1	-	1.1
Adjusted EBITDA	$19.3	$17.5	$35.7	$36.0
Adjusted EBITDA Margin	21.8%	20.0%	20.4%	20.6%

Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended June 30,		Six months ended June 30
	2013	2012	2013	2012
	(in millions)		(in millions)

WPU - Slot
Stratosphere	106.52	105.42	110.27	106.86
Decatur	117.15	115.23	119.38	116.99
Boulder	76.32	74.46	77.72	77.34
Aquarius	142.32	134.42	149.39	140.38
ACEP Consolidated	113.27	109.90	117.07	113.14

WPU - Tables
Stratosphere	784.93	811.09	815.57	850.34
Decatur	549.45	641.03	506.45	641.03
Boulder	439.56	439.56	442.97	384.62
Aquarius	549.45	491.61	537.95	506.07
ACEP Consolidated	624.87	624.87	639.29	651.80

ADR
Stratosphere	52.99	51.79	51.95	51.79
Decatur	44.27	43.36	44.67	45.36
Boulder	42.83	41.31	41.62	41.47
Aquarius	55.10	52.14	49.74	48.44
ACEP Consolidated	52.66	51.04	50.42	50.07

Hotel Occupancy %
Stratosphere	82.6	91.7	80.1	86.9
Decatur	76.6	71.1	69.7	65.2
Boulder	48.7	47.3	47.9	47.9
Aquarius	52.6	53.5	51.1	51.4
ACEP Consolidated	68.5	73.0	66.3	69.5

Net Revenue
Stratosphere	39.6	40.1	76.8	78.5
Decatur	15.2	15.0	30.9	31.0
Boulder	8.4	8.0	16.9	16.8
Aquarius	25.1	24.4	50.0	48.4
Corporate	0.1	0.2	0.2	0.2
ACEP Consolidated	88.4	87.7	174.8	174.9

Numbers may vary due to rounding.

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1.	Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:

Investor Relations

Phyllis Gilland

(702) 380-7777

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